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                                                                  Exhibit 10.8

                            SHARE PURCHASE AGREEMENT

                                      (CME)

         This Agreement, effective as of the 27th day of February, 1999 by and among FSI INTERNATIONAL, INC. ("FSI"), a Minnesota corporation, and METRON TECHNOLOGY B.V., a corporation incorporated under the laws of the Netherlands ("Metron").

                                    RECITALS

         WHEREAS, Metron is the sole registered and beneficial owner of 6,309 shares of the issued and outstanding capital stock (the "Shares") of FSI Chemical Management Europe Limited ("CME");

         WHEREAS, FSI desires to acquire ownership from Metron of all the Shares and Metron desires to sell such Shares;

         WHEREAS, FSI and Metron upon the completion of the transfer of the Shares intend that the Joint Venture Agreement dated December 31, 1996 between Metron and FSI shall terminate and be of no further force and effect and the Distribution Agreement between Metron and CME shall terminate and be of no further force and effect (it being recognized that Metron and FSI are subject to a Distribution Agreement entered into as of March 31, 1998) and that Metron's representative, Chris Levett-Prinsep, shall resign as a Director of CME;

         NOW, THEREFORE in consideration of the above recitals and of the mutual covenants and agreements contained in this Agreement, the parties hereby agree as follows:

         1. CONTRIBUTIONS OF SHARES. Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations and warranties contained herein, Metron hereby agrees to sell and transfer to FSI with full title guarantee, and FSI agrees to purchase from Metron the Shares in exchange for Two Million Two Hundred Thousand Dollars $2,200,000 (U.S. Dollars) to be delivered at Closing (as defined below).

         2. REPRESENTATIONS AND WARRANTIES OF METRON. Metron represents and warrants to FSI as follows:

              2.1 ORGANIZATION AND AUTHORIZATION. Metron has the corporate power and authority to execute, deliver, and perform this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Supervisory Board of Metron.

              2.2 OWNERSHIP OF SHARES. Metron owns the Shares and such ownership is free and clear of any agreements, liens, encumbrances, or other restrictions which would in any way impair its right to transfer and deliver to FSI good title to the Shares, including all rights which now are or at any time after the date hereof become attached to them including any dividend or other distribution declared, paid, or created after the date hereof. Each of the Shares is duly issued, validly registered, fully paid, and non-assessable.

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         2.3 CAPITALIZATION. The issued share capital of CME is as set forth in Schedule 1 of this Agreement. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other commitments or agreements obligating CME to issue or allot any additional shares of any class from its authorized share capital. No person or entity, other than FSI, has any rights with respect to the Shares that may be made effective by reason of Metron's entry into this Agreement or the transfer of the Shares.

         2.4 LITIGATION AND PROCEEDINGS. There is no legal action, suit, or governmental proceeding or investigation pending or, to the best knowledge of Metron, threatened against Metron or its Shares which in any way adversely affects or prevents the sale and delivery of the Shares to FSI hereunder. To the best knowledge of Metron, there is no suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or threatened, against or affecting CME, any of its businesses, assets, or financial condition.

         2.5 NO CONFLICTS AND CONSENTS. The execution, delivery, and performance of this Agreement by Metron will not result in a breach or violation by Metron of, or constitute a default by Metron under, any agreement, instrument, or order to which Metron is a party or by which Metron is bound. No consent of any third party is required in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby. Except as may be set forth in Schedule 2 of this Agreement, to the best knowledge of Metron, the execution, delivery, and performance of this Agreement by Metron will not result in a breach or violation by CME under any agreement, instrument, or order to which it is party or by which it is bound.

         2.6 FULL DISCLOSURE. Metron has disclosed in writing to FSI all information of which it is aware regarding CME, the disclosure of which could reasonably be expected to affect the willingness of FSI to purchase the Shares or the price at or the terms upon which FSI would be willing to purchase them. No representation or warranty of Metron contained herein contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein not misleading.

         3. SURVIVAL OF METRON'S REPRESENTATIONS AND WARRANTIES

              3.1 RIGHTS CONTINUE. The rights and remedies of FSI in respect of the foregoing warranties in Section 2 (the "Warranties") shall continue and subsist and not be affected by Closing or by FSI rescinding or failing to rescind this Agreement or by any other event or matter whatsoever except a specific and duly authorized written waiver or release by FSI.

              3.2 DEFICIENCIES. Without prejudice to any other remedy available to FSI or its ability to claim damages on any basis which is available to it by reason of any of the Warranties being untrue or misleading or being breached, Metron undertakes with FSI (for itself and as trustee for CME) that it shall, at the direction of FSI, pay to FSI, the Company, or (in the case of liability to another person which has not been discharged) the person to whom the liability has been incurred an amount equal to any deficiency or liability of the Company concerned which arises from any of the Warranties being untrue, misleading, or breached and

                                      2.
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which would not have existed or arisen if the Warranty in question had not been untrue, misleading, or breached plus an amount equal to the reasonable costs and expenses incurred by FSI in connection therewith.

              3.3 WAIVER OF CLAIMS AGAINST CME. Metron waives and may not enforce a right which it may have against CME or a director, officer, or employee of or to CME in respect to a misrepresentation, inaccuracy, or omission in or from information or advice supplied or given by any such persons for the purpose of assisting Metron to give any of the Warranties.

         4. REPRESENTATIONS AND WARRANTIES OF FSI. FSI represents and warrants to Metron as follows:

              4.1 ORGANIZATION AND AUTHORIZATION. FSI is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota and has the corporate power and authority to execute, deliver, and perform this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors.

              4.2 LITIGATION AND PROCEEDINGS. There is no legal action or suit or governmental proceeding or investigation pending or, to the knowledge of FSI threatened, which in any way adversely affects or prevents the purchase by FSI of the Shares from Metron.

              4.3 NO CONFLICTS AND CONSENTS. The execution, delivery, and performance of this Agreement by FSI will not result in a breach or violation by FSI, or constitute a default by FSI under any agreement, instrument, or order to which FSI is a party or by which FSI is bound. No consent of any third party is required in connection with the execution and delivery of this Agreement by FSI and the performance by FSI of the transactions contemplated hereby.

              4.4 FULL DISCLOSURE. No representation or warranty of FSI contained herein contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein not misleading.

              4.5 FSI WARRANTIES. The representations and warranties of FSI contained herein shall not expire at Closing.

         5. PROTECTIVE COVENANTS

             5.1 NON-COMPETE. Metron covenants with FSI (for itself and as trustee of CME) that neither Metron nor any member of its group (and "group" shall have the meaning assigned to it in Section 207 of the Financial Services Act 1986) will:

                   (a) for a period of three (3) years from Closing (whether alone or jointly or as manager, adviser, consultant, or agent for another person or with another and whether directly or indirectly) carry on, be engaged, or concerned in any business carrying on business in the territories listed in Exhibit B, Part I to that certain Distribution Agreement entered into as of March 31, 1998 between Metron and FSI which is competitive or likely to be competitive with the business of CME as carried on at Closing; or

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                   (b) for a period of two (2) years from Closing induce or
attempt to induce any person who was within the period of two (2) years prior to Closing a supplier or customer of CME to cease to supply, or to restrict or vary the terms of supply, to CME; or

                   (c) for a period of two (2) years from Closing induce or attempt to induce any person who is at Closing an employee occupying a senior or managerial position to leave the employment of CME; or

                   (d) make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the business of CME or its customers or suppliers; or

                   (e) use or authorize any other person to use any trademark, service mark, or trade name used in the business of CME at Closing or any other name or mark intended or likely to be confused with such a trademark, service mark, or trade name.

             5.2 ENFORCEABILITY OF COVENANTS. Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid; if any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

              5.3 REASONABLENESS. Metron acknowledges that the above provisions of this clause are no more extensive than is reasonable to protect FSI as the purchaser of the Shares.

         6. CLOSING. Closing shall occur promptly following the signing of this agreement at the offices of FSI in Chaska, Minnesota. At Closing, Metron shall deliver to FSI the share certificates representing the Shares and duly executed Stock Transfer Form transferring the Shares to FSI together with a power of attorney in respect of the voting rights attaching to the Shares as per Schedule 5, a certificate of Metron's Supervisory Board approving the transaction; the resignation of Chris Levett-Prinsep per Schedule 3; and FSI shall wire transfer to Metron the amount of Two Million Two Hundred Thousand Dollars $2,200,000. Immediately following Closing, the Board of Directors shall hold a meeting and transact hereto to approve the business set forth in the Minutes attached hereto to as Schedule 4.

         In addition, at Closing, Metron and FSI shall execute whatever documentation that FSI reasonably determines is necessary for the parties to terminate the Joint Venture Agreement between FSI and Metron and the Distribution Agreement between Metron Technology and FSI Metron Europe Limited (now known as CME) and in consideration of the mutual covenants contained in this agreement FSI and Metron hereby fully and finally release and forever discharge the other from any and all outstanding claims and causes of action, directly or indirectly relating to or arising out of or otherwise connected with the Joint Venture Agreement.

         Following Closing, FSI and Metron agree that they will strive to identify any obligations that exist between CME and Metron and take appropriate action to resolve or eliminate such obligations. In addition, Metron will provide all assistance necessary for FSI to record the change in ownership or complete the matters expressly contemplated by this Agreement.

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         7. EXPENSES. All transfer taxes, filing fees, and other registration expenses incurred as a result of the sale and purchase of the Shares, including, without limitation, applicable stamp duties imposed under the laws of Great Britain or Minnesota ("Expenses") shall be borne by FSI; any such Expenses due under Dutch law or any income taxes of Metron due by reason of the sale of the Shares shall be borne by Metron. Each party is responsible for its own legal fees associated with this transaction.

         8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and adhere to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns and the benefit of each of the obligations, undertakings, and warranties undertaken or given by Metron may be assigned to the purchaser or transferee of the Shares or successor to the business who may enforce them as if it had been named in this Agreement as FSI.

         9. POST-CLOSING ADJUSTMENTS. Metron and FSI acknowledge and agree that the price to be paid for the Shares has been established by reference to the monthly financial statements of CME for the period ending January 31, 1999. Metron and FSI recognize that at the completion of the fiscal year-end there may be adjustments to CME's annual financial statements whether by the Company or by CME's auditors. In the event any of those adjustments are based upon or affect the January 31, 1999 financial statements, the parties agree that the purchase price should be adjusted pro rata to reflect any such adjustments. FSI agrees to notify Metron within ten (10) days following the issuance of the audited financial results for the fiscal year-ending May 31, 1999 of the completion of the audit. Metron and FSI also agree that unless adjustments exceed in the aggregate Twenty-Five Thousand Dollars ($25,000) there shall be no revisions to the purchase price and in no event shall the purchase price be adjusted by more than Five Hundred Thousand Dollars ($500,000). The notice of the audit completion from FSI shall also state whether there is an adjustment in the purchase price and if the adjustment is to Metron's benefit, and subject to the limitations above, shall pay such amount to Metron. Any request for payment of an adjustment from Metron shall be made in writing by FSI accompanied by sufficient detail to substantiate the adjustment and contain a certification by CME's auditors that the adjustment is appropriate. Metron shall repay such amount within ten (10) days of its receipt of the notice of adjustment from FSI or in lieu thereof FSI may offset such amount against any obligations that FSI may then currently have to Metron.

         10. ONGOING RESPONSIBILITY FOR TAXES. As Metron and FSI are currently fifty (50%) percent owners each of CME and as the tax obligations of CME may require adjustments in the future, FSI and Metron agree that in the event CME becomes obligated to pay a tax obligation which arises by reference to any event on or before Closing (including the combined result of two or more events, the first of which occurred on or before Closing) and during the period of time that Metron was the owner of the Shares of CME and such tax obligation (i) was not provided for in CME's accounts for the financial year ended 31 May 1998 (the "Accounts"); or (ii) arises as a result of a loss, reduction or modification of a relief included as an asset in the Accounts or taken into account in reducing or eliminating any provision for tax which appears or but for such relief would have appeared in the Accounts; or (iii) would have arisen under items (i) or (ii) above but for the use of a relief accruing after Closing; or (iv) any tax which would have been repaid to the Company but for the loss, reduction, set-off or cancellation of any right to repayment of tax in consequence of an event occurring on or before Closing (including the combined result of two or more events, the first of which occurred on or before Closing) to the

                                      5.
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extent that such repayment has been taken into account in the Accounts; then
Metron agrees it will be liable for one-half of the additional tax, to the extent the additional tax in the aggregate exceeds Twenty-Five Thousand Dollars ($25,000), in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000). Metron and FSI further agree that Metron shall promptly pay any such amounts to FSI following written notice to Metron of the liability and supporting documentation. Metron shall have no liability under this clause 10 to the extent that the liability of CME to pay such tax arises as a result of a voluntary act or omission by FSI or CME after Closing otherwise than in the normal course of business which could reasonably have been avoided, save where such act or omission is a result of a legally binding obligation of CME entered into prior to Closing. If any payment pursuant to this clause is subject to tax in the hands of the recipient then the sum payable shall be increased by such amount as will ensure that, after payment of tax, FSI or CME, as the case may be, receives a net sum equal to the sum which it would otherwise received had the payment not been subject to tax. Conversely, if following Closing there is a reduction in the tax obligations of CME from that reflected in the Accounts for that portion of the 1999 fiscal year for which Metron was owner of the Shares, then FSI shall promptly pay Metron one-half of such reduction to the extent the aggregate reduction exceeds Twenty-Five Thousand Dollars ($25,000), but in no event more than Two Hundred Fifty Thousand Dollars ($250,000).

         11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the transactions covered hereby and there are no representations, warranties, agreements, undertakings, or conditions, express or implied, between the parties hereto relating to the subject matter hereof, except as set forth herein.

         12. FURTHER ASSURANCES. At any time after Closing Metron shall at its own expense execute all such documents and do such acts and things as FSI may reasonably require for the purpose of vesting in FSI or its nominee the full legal and beneficial title of the Shares and giving to FSI the full benefit of this agreement.

         13. HEADINGS. The headings in this agreement shall not affect its interpretation.

         14. NOTICES. Any notice or other document to be served under this agreement may be delivered or sent by post or facsimile process to the party to be served as follows:

              (a) to Metron at

                  Metron Technology Corporation
                  1350 Old Bayshore Highway, Suite 360
                  Burlingame, California 94010
                  Fax: 650-373-1135
                  marked for the attention
                  of the Chief Financial Officer


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              (b)  to FSI at

                   FSI International, Inc.
                   322 Lake Hazeltine Drive
                   Chaska, Minnesota 55318-1096
                   Fax: 612-448-1300
                   marked for the attention
                   of the General Counsel

or at such other address or fax number as may be notified to the other in accordance with this clause. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or by prepaid airmail (if elsewhere).

         In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that the fax was properly addressed and dispatched, as the case may be.

         15. GOVERNING LAW AND JURISDICTION. This Agreement shall be construed and enforced in accordance with the laws of England and FSI and Metron hereby irrevocably submit to non-exclusive jurisdiction of the English courts.

         16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

              (Remainder of this page intentionally left blank.)


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as a Deed as of the date first above written.

FSI INTERNATIONAL, INC.                      METRON TECHNOLOGY B.V.

By:  /s/ Patricia M. Hollister             By: /s/ Ed Segal
     ----------------------------             ----------------------------
                                                Ed Segal

Its: CFO and Corporate Controller          Its:  Managing Director
     ----------------------------


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